Exhibit 2.2

BUSINESS UNIT TRANSFER AGREEMENT

CESSION DE BRANCHE DE FONDS DE COMMERCE	BUSINESS UNIT TRANSFER AGREEMENT

ENTRE LES SOUSSIGNEES	BETWEEN

La société HOYA CONBIO France, EURL au capital social de 571.650 euros,	HOYA CONBIO France EURL (a French incorporated sole proprietorship with limited liability) with a share capital of 571,650 euros,
dont le siège est à Miniparc du Verger, 1 rue Terre Neuve les Ulis, 91966 COURTABOEUF Cedex,	which registered office is at Miniparc du Verger, 1 rue Terre Neuve les Ulis, 91966 COURTABOEUF Cedex,
immatriculée au RCS d’ EVRY B394 459 820	incorporated at the register of companies of EVRY under the number B394 459 820,

représentée par M Jérôme STEINER, son Gérant, dûment habilité aux fins des présentes,	hereby duly represented by M Jérôme STEINER, as Manager (Gérant),

Ci-après dénommée le « Cédant »	Hereinafter referred to as the « Seller »

D’UNE PART

ET	AND

La société CYNOSURE France SARL au capital social de 970.000 euros,	CYNOSURE France SARL (a French limited liability company) with a share capital of 970,000 euros,
dont le siège est à ENERGY PARK, Bâtiment 6, 132-134 avenue de Verdun, 92400 Courbevoie,	which registered office is at ENERGY PARK, Bâtiment 6, 132-134 avenue de Verdun, 92400 Courbevoie,
immatriculée au RCS Nanterre B429 776 099,	incorporated at the register of companies of Nanterre under the number B429 776 099,

représentée par M. Michael Davin, son gérant, dûment habilité aux fins des présentes,	hereby duly represented by M. Michael Davin, as its corporate manager,

Ci-après dénommée le « Cessionnaire »	Hereinafter referred to as the « Buyer »

D’AUTRE PART

Ci-après dénommées individuellement « Partie », et collectivement les « Parties »	Hereinafter individually referred to as the « Party », and collectively referred to as the « Parties »

IL A ETE PREALABLEMENT EXPOSE CE QUI SUIT	RECITALS

La société américaine (HOYA Photonics Inc.) a décidé de céder une branche autonome d’activité portant sur la fabrication et la vente de lasers dermatologiques (lasers esthétiques) et de conserver son activité de fabrication et de vente de lasers dentaires et autres.	The American company (HOYA Photonics Inc.) has decided to its independent Business Unit on the manufacturing and the selling of aesthetic lasers and to keep its Business Unit on the manufacturing and the selling of dental and other lasers.

Concomitamment sa filiale française, la société HOYA CONBIO France EURL cède également sa branche autonome d’activité de lasers esthétiques et conserve son activité de lasers dentaires et autres.	Simultaneously its French subsidiary HOYA CONBIO France EURL is also selling its independent Business Unit on aesthetic lasers and keeping its activity on dental and other lasers.

La société Cynosure France s’est déclarée intéressée pour acquérir cette branche autonome d’activité, c’est pourquoi,	The company CYNOSURE France has declared its interest in purchasing this Business Unit.

IL A ETE ARRETE ET CONVENU DE CE QUI SUIT	AGREEMENT

1 OBJET	1 OBJECT

Sous les conditions et modalités ci-après définies, le Cédant cède, sous les garanties ordinaires et de droit, au Cessionnaire, qui accepte, la branche d’activité de son fonds de commerce de lasers esthétiques (ci-après la « Branche d’activité » ou la « Branche du fonds de commerce ») exploitée à Miniparc du Verger, 1 rue Terre Neuve les Ulis, 91966 COURTABOEUF Cedex, lui appartenant et pour lequel le Cédant est immatriculé au Registre du commerce et des sociétés sous le numéro B394 459 820 RCS EVRY.	Subject to the terms and conditions of this agreement the Seller sells, under the ordinary French legal guarantees, to the Buyer, which accepts, the assets of its aesthetics laser business unit (hereinafter referred to as the “Business Unit”) operated at Miniparc du Verger, 1 rue Terre Neuve les Ulis, 91966 COURTABOEUF Cedex, that it owns and which is registered at the companies register of Evry under the number B394 459 820.

2 DESIGNATION	2 DESIGNATION

La Branche d’activité du fonds de commerce, objet de la présente cession (ci-après la « Cession ») comprend :	The Business Unit, subject of the present transfer (hereinafter referred to as the “Transfer”) comprises:

• la clientèle et l’achalandage y attachés ; outre la clientèle, la Cession porte également sur les contrats de distribution listés en Annexe 1;	• the clients/goodwill attached to the Business Unit; the Transfer also comprises the distribution agreements listed in Appendix 1;

• le stock de marchandises décrit suivant inventaire contradictoire dressé entre les Parties annexé aux présentes (Annexe 2) ; et	• Inventory drawn up by the Parties as specified in Appendix 2 hereinafter; and

• les créances clients, ainsi qu’elles sont précisées et annexées aux présentes (Annexe 3).	• Accounts receivable, as specified in Appendix 3 hereinafter.

• Les passifs dont la liste figure en Annexe 4 des présentes, étant précisé que le Cédant reste solidaire du paiement desdits passifs en cas de défaillance du Cessionnaire.	• The liabilities as listed in Appendix 4 herein after, being acknowledge that the Seller remains in solidarity regarding said liabilities, in case of failure of the Buyer.

Sont en revanche exclus tous autres éléments corporels et incorporels, savoir notamment :	Are however excluded all other tangible and intangible assets, and notably:

• le mobilier, matériels et installations utilisés par le Cédant pour l’exploitation de la Branche du fonds de commerce ;	• the furniture, material and all fixtures used by the Seller in the conduct of the Business Unit;

• le droit au bail des locaux où est exploitée la Branche du fonds de commerce ;	• the rights associated with the lease of the premises where the Business Unit is operated ;

• le nom commercial HOYA ;	• the tradename HOYA ;

lesdits éléments étant attachés à l’activité de vente de lasers dentaires poursuivie par le Cédant dans les locaux sis à Miniparc du Verger, 1 rue Terre Neuve les Ulis, 91966 COURTABOEUF Cedex.	these assets being attached to the dental lasers sales activity operated by the Seller in Miniparc du Verger, 1 rue Terre Neuve les Ulis, 91966 COURTABOEUF Cedex.

Il est en outre convenu que la dénomination sociale du Cédant, actuellement HOYA CONBIO France, sera modifiée en HOYA France dans les 15 jours suivant la signature des présentes.		It has also been agreed that the current corporate name of the Seller, HOYA CONBIO France will be changed into HOYA France within fifteen days of the signature of the present agreement.

3	DECLARATIONS	3	STATEMENTS

Le Cédant et le Cessionnaire déclarent avoir leur siège social en France et posséder la qualité de résident français au sens de l’article R. 151-1 du Code monétaire et financier.		The Seller and the Buyer declare having their registered office in France and being French residents within the meaning of article R. 151-1 of the French Monetary and Financial Code (« Code Monétaire et Financier »).

3.1	Déclarations du Cédant	3.1	Statements of the Seller

3.1.1	Origine de propriété de la Branche du fonds de commerce	3.1.1	Origin of the Business Unit Property

Le Cédant déclare être propriétaire de la Branche du fonds de commerce pour l’avoir créée le 2/2/1994, ainsi qu’en atteste l’extrait Kbis émis par le Registre du commerce et des sociétés d’Evry, qu’il remet à l’instant des présentes au Cessionnaire qui le reconnaît.		The Seller declares holding the ownership of the Business Unit for having created it on 2/2/1994 such as certifies the excerpt Kbis issued by the register of trade and companies of Evry that it hands over to the Buyer at the date of signature of the present agreement, who acknowledges it

3.1.2	Chiffres d’affaires et résultats	3.1.2	Turnovers and incomes

3.1.2.1	Le montant des chiffres d’affaires relatifs à la Branche d’activité au cours des trois derniers exercices comptables du Cédant s’élève à :	3.1.2.1	The turnovers related to the Business units for the last three fiscal years of the Seller amount to:

•    Exercice du 01/04/2009 au 31/03/2010 : 1.798.548,43 euros hors taxes ;

•    Exercice du 01/04/2010 au 31/03/2011: 1.962.345,22 euros hors taxes ;

•    Du 01/04/2011 au 27/06/2011: 277.546,62 euros hors taxes ;

•    Fiscal year from 04/01/2009 to 03/31/2010 Euros 1,798,548.43 before tax ;

•    Fiscal year from 04/01/2010 to 03/31/2011: 1,962,345.22 Euros before tax, ;

•    From 04/01/2011 to 06/27/2011 [: 277,546.62 Euros before tax, ;

Les résultats nets relatifs à la Branche d’activité réalisés au cours des trois derniers exercices comptables du Cédant s’élève à :		The net income related to the Business unit for the past three fiscal years of the Seller amount to:

•    Exercice du 01/04/2009 au 31/03/2010 : 122.812,90 euros toutes taxes comprises ;

•    Exercice du 01/04/2010 au 31/03/2011 : 75.395,95 euros toutes taxes comprises;

•    Du 01/04/2011 au 27/06/2011: (19.982,68) euros toutes taxes comprises;

•    Fiscal year from 04/01/2009 to 03/31/2010: 122.812,53 Euros all taxes included ;

•    Fiscal year from 4/01/2010 to 03/31/2011: 75,395.95 Euros all taxes included ;

•    From 4/01/2011 to 06/27/2011 : (19,982.68) Euros all taxes included ;

Les chiffres d’affaires et résultats sus énoncés sont réalisés uniquement par les prestations réalisées dans la Branche du fonds de commerce.		The above mentioned turnovers and income only reflect the activities of the Business Unit.

3.1.2.2	Le Cédant s’engage, conformément aux dispositions de l’article L. 141-2 du Code de commerce, à remettre au Cessionnaire, lors de la signature des présentes, le relevé des chiffres d’affaires hors taxes mensuels pour la période s’étendant du début de l’exercice social en cours jusqu’au mois précédant la Date de Cession définitive (telle que définie à l’article 9) de la Branche d’activité.	3.1.2.2	In accordance with article L. 141-2 of the French Commercial Code (“Code de commerce”), the Seller commits to provide to the Buyer on the date of the signature of the present transfer agreement, a statement on the monthly turnovers before tax over the period going from the beginning of the current fiscal year until the month previous to the Effective date of Transfer (as defined in article 9)of the Business Unit.

3.1.3	Inscriptions	3.1.3	Liens, Pledges, Securities, etc.

La Branche du fonds de commerce n’est grevée d’aucune inscription de privilège ou de nantissement ainsi qu’il résulte de l’état des inscriptions en date du 10/06/2011 figurant en Annexe 5.		The Business Unit is not burdened with any registration of liens, pledges or securities as results from registrations statement dated 06/10/2011 attached in Appendix 5.

Au cas où il s’en révèlerait, le Cédant s’engage à en rapporter mainlevée dans les deux mois suivant la Date de Cession définitive (telle que définie à l’article 9 des présentes).		In case such registrations were to be revealed, the Seller commits to withdraw them within two months as of the Effective date of Transfer (as defined in the article 9 of the present agreement).

3.1.4 Situation générale de la Branche du fonds de commerce	3.1.4 General standing of the Business Unit

Le Cédant déclare :	The Seller declares :

• qu’il est régulièrement inscrit au Registre du commerce et des sociétés pour l’exploitation de la Branche du fonds de commerce, tel qu’il est indiqué ci-dessus ;	• that the company is duly incorporated at the register of companies for operating the Business Unit as above mentioned ;

• qu’il n’est pas en état de cessation de paiement et ne fait pas l’objet d’une procédure de sauvegarde, redressement ou de liquidation judiciaire ;	• that the company is not in default of payment and that it is not subject to bankruptcy, liquidation or similar;

• qu’il n’est pas susceptible d’être poursuivi pour profits illicites ;	• that it could not be pursued for illegal profits;

• qu’il a la libre disposition et la pleine propriété de la Branche du fonds de commerce et de tous éléments qui la composent, dont aucun n’est saisi, confisqué ou susceptible de l’être ;	• that the company has the Business Unit at its free disposal, that it has the full ownership of the Business Unit and all the assets composing it, of which none is seized, confiscated or could be;

• que toutes les activités présentement exercées dans la Branche du fonds de commerce sont exploitées depuis plus de trois ans ;	• that all activities currently exercised within the Business Unit have been operated for more than three years;

• qu’il n’existe aucun contrat avec un fournisseur ayant pour objet une obligation d’achat de marchandises ou d’approvisionnement à quelque titre que ce soit ;	• that no agreement was entered into with a supplier which purpose is an obligation to buy or supply goods for any reason whatsoever;

• qu’il n’existe aucune interdiction administrative, judiciaire ou autre, tendant à paralyser totalement ou partiellement l’exploitation de la Branche du fonds de commerce ou sa cession ;	• that there is no administrative, judicial or other prohibition paralysing totally or in part the operating of the Business Unit or its transfer;

•   que la Branche d’activité n’est frappée d’aucune mesure d’expropriation pouvant mettre obstacle à sa cession régulière, ni d’aucune mesure administrative ou décision judiciaire pouvant nuire ou diminuer l’activité commerciale ;

•   that the Business Unit is not subject to any expropriation order that could obstruct the transfer, not to any administrative order or judicial ruling that could harm or diminish the commercial activity;

• qu’il n’existe aucune instance judiciaire, prud’homale ou autre, tant en demande qu’en défense, concernant la Branche d’activité ;	• that there is not lawsuit, in labor law or others, in demand or defense, regarding the Business Unit;

•   qu’il n’a été conclu aucune convention de portée générale ou particulière dérogeant aux dispositions de la convention collective applicable au statut du personnel qui n’aurait pas été portée à la connaissance du Cessionnaire ; que les régimes de retraite et de prévoyance auxquels est affilié le personnel sont ceux communiqués dès avant ce jour au Cessionnaire ;

•   that no general or specific agreement was entered into extending the employees’ rights resulting from the applicable collective bargaining agreement and that the Buyer was not informed of; that the employees’ medical insurance and pension schemes are those previously communicated to the Buyer;

• qu’il n’a consenti aucune promesse de cession portant sur la Branche d’activité, ni conféré un quelconque droit réel ou personnel à un tiers sur la Branche du fonds de commerce ;	• that it has taken no commitment to sell the Business Unit, nor granted any property or personal right on the Business Unit to a third party;

• qu’enfin, rien ne s’oppose à la cession projetée ;	• that nothing prevents the transfer contemplated;

•   qu’il n’y a pas lieu de procéder à une déclaration préalable de cession conformément aux articles L. 214-1 et R. 214-4 du Code de l’Urbanisme, auprès de la commune où est exploitée la Branche d’activité cédée, puis qu’il n’existe pas de droit de préemption en l’espèce.

•   that lastly, it is not necessary to file a notification prior to transfer (“declaration préalable de cession”) with the district (“commune”) in which the sold Business Unit is run, pursuant and in accordance with article L.214-1 and R. 214-4 et seq. of the French city planning laws and regulations (“Code de l’urbanisme”) because in this case there is no preemptive right.

3.1.5 Employés attachés à la Branche du fonds de commerce	3.1.5 Employees attached to the Business Unit

Le Cédant déclare qu’à l’exclusion de tout autre salarié, seuls les employés suivants sont attachés à la Branche du fonds de commerce :	The Seller declares that with the exception of any other employee, only following employees are attached to the Business Unit:

• Mme Lynda McGinn, née le 13 juillet 1972, de nationalité française, résidant 10, rue de la Pleïade – 91340 Ollainville, Coordinatrice Marketing & Vente, statut cadre,	• Ms. Lynda McGinn, born July 13, 1972, French, living at 10, rue de la Pleïade – 91340 Ollainville, Marketing & Sales Coordinator, manager status (“statut cadre”)

• M Nasser Anniba, né le 16 février 1959, de nationalité française, résidant 1, rue Duvergier – 75019 Paris, Responsable commercial France-Suisse pour les lasers MedLite, statut cadre,	• Mr. Nasser Anniba, born February 16, 1959, French, living at 1, rue Duvergier – 75019 Paris, Commercial Manager France-Switzerland for MedLite lasers, manager status (“statut cadre”)

•    Mme Claire Verbeke, née le 12 novembre 1977, de nationalité française, résidant Résidence Le Moulin St Martin – 14 rue de l’Yvette – 91160 Longjumeau, Technicien de service après-vente, statut cadre.

• Ms. Claire Verbeke, born November 12, 1977, French, living at Résidence Le Moulin St Martin – 14 rue de l’Yvette – 91160 Longjumeau, after sales services technician, manager status (“statut cadre”).

3.2 Déclarations du Cessionnaire	3.2 Statements of the Buyer

Le Cessionnaire déclare :	The Buyer declares:

•    qu’il n’existe de son chef aucun obstacle, ni aucune restriction, d’ordre légal ou contractuel, à l’acquisition de la Branche d’activité et qu’il n’est pas en infraction avec les dispositions relatives à l’assainissement des professions commerciales et industrielles ;

• that from his side there is no legal or contractual obstacle or restriction to the acquisition of the Business Unit and that it is not in breach of the provisions regarding commercial law;

•    connaître les conditions d’exploitation de la Branche du fonds de commerce pour les avoir examinées en vue de l’acquisition de la Branche d’activité ; et notamment, le Cessionnaire déclare expressément avoir, préalablement à la signature des présentes, examiné la comptabilité ;

•    being acquainted with the operating conditions of the Business Unit for having examined them in preparation for the acquisition of the Business Unit; the Buyer notably expressly declares having examined the accounting before signing the present agreement;

•    avoir eu accès à un certain nombre de documents, dont les contrats de travail des trois salariés transférés dont la liste figure en annexe des présentes, (les documents revus sont marqués d’une croix) (Annexe 6) ;

•    having had access to certain documents, notably the employment contracts of the three transferred employees which list is attached to the present agreement (the reviewed documents are marked with a cross) (Appendix 6);

•    avoir visé tous les livres de comptabilité du Cédant hors la présence des rédacteurs des présentes et avoir reçu le relevé des chiffres d’affaires mensuels réalisés par le Cédant depuis le début de l’exercice en cours jusqu’au 27/ 06/2011.

•    having reviewed the Seller’s account books out of presence of the drafters of the present agreement and having received from the Seller the statement regarding the monthly turnovers made by the Seller since the beginning of the current fiscal year until the 06/ 27 /2011.

4 PROPRIETE – JOUISSANCE	4 OWNERSHIP – POSSESSION

Le Cessionnaire aura la propriété et la jouissance de la Branche d’activité cédée à compter de la Date de réalisation définitive de la Cession (voir clause 9 ci-dessous).	The Buyer will have the ownership and possession of the sold Business Unit as of the Effective date of Transfer (cf. clause 9 hereto).

5 CHARGES ET CONDITIONS	5 OBLIGATIONS AND CONDITIONS

La Cession se fait sous les charges et conditions les plus étendues en pareille matière, et notamment sous celles ci-après énoncées, que les Parties, chacune en ce qui la concerne, s’obligent à exécuter et accomplir.	The Transfer will be subject to all obligations and conditions hereinafter mentioned, that the Parties commit to fulfill.

5.1 En ce qui concerne le Cessionnaire	5.1 Regarding the Buyer

5.1.1  Il prendra la Branche d’activité telle que décrite à l’article 2 ci-dessus, dans l’état où elle se trouve, sans pouvoir prétendre à aucune indémnité ni diminution du prix ci-après fixé pour quelque cause que ce soit, sous réserve des déclarations faites par le Cédant sur l’état de la Branche du fonds de commerce.

5.1.1  It will acquire the Business Unit as described in article 2 hereunder, in its current condition, without being able to request any indemnification or decrease in the purchase price defined hereinafter, subject to the statements made by the Seller regarding the current condition of the Business Unit.

5.1.2 Il acquittera, à compter du jour de son entrée en jouissance, les impôts,	5.1.2 From the date of its entry into possession, it will pay the taxes, contributions, costs and expenses of contributions, taxes et charges de toute nature auxquels la Branche du fonds de commerce cédée peut et pourra être assujettie, quand bien même ces contributions et taxes seraient encore au nom du Cédant, de manière que le Cédant ne soit jamais inquiété ni recherché à ce sujet.

any kind the sold Business Unit can or will be subject to, even if said taxes and contributions are still addressed to the Seller so that the Seller will never be worried nor sued for.

5.1.3 Il remboursera au Cédant sa participation prorata temporis à compter de l’entrée en jouissance dans les divers dépôts, frais et charges payés par le Cédant.	5.1.3 It will reimburse to the Seller his contribution to the registrations, costs and expenses prorata temporis as of the date of its entry into possession.

5.1.4  Il continuera jusqu’à expiration de leur terme les assurances contre l’incendie, les accidents, les bris de glaces et tous les risques quel qu’ils soient, contractées par le Cédant relativement au stock de marchandises de la Branche d’activité cédée, sauf la faculté que lui reconnaît l’article L. 121-10 du Code des assurances de les résilier en temps et en heure.

5.1.4  It will proceed until their expiration term with the insurances covering fire, accident, broken glass and any risk whatsoever, that have been entered into by the Seller regarding the stock of the sold Business Unit, except for the possibility granted by article L.121-10 of the French Insurance Code (“Code des assurances”) to terminate them.

Il paiera les primes et cotisations afférentes à ces assurances à compter du jour de son entrée en jouissance, de manière que le Cédant ne puisse jamais être inquiété ni recherché à ce sujet.	It will pay the premiums and contributions regarding these insurances as of the date of its entry into possession, so that the Seller will never be worried nor sued for.

5.1.5  Il prendra à sa charge, conformément à l’article L. 1224-1 du Code du travail, toutes les obligations contractées envers les trois employés attachés à la Branche d’activité cédée, mentionnés à l’article 3.1.5 du présent contrat.

5.1.5  In accordance with article L. 1224-1 of the French Labor Code (“Code du travail”), it will take in charge all obligations entered into towards the three employees attached to the sold Business Unit, listed in article 3.1.5 of the present agreement.

5.1.6 Il règlera les frais, droits, taxes et honoraires consécutifs à la Cession, en dehors des frais et honoraires de séquestre, répartition, mainlevées	5.1.6 It will pay all costs, taxes and fees relating to the Transfer besides the costs and fees relating to impoundment, distribution of the sales price, withdrawal of registrations,

d’inscriptions, consignations et radiation et des frais et honoraires du Conseil du Cédant qui demeureront à sa charge.	deposit and radiation and the costs and fees of the Seller’s counsel that it will support.

5.2 En ce qui concerne le Cédant	5.2 Regarding the Seller

5.2.1  Le Cédant garantit dans les termes des articles 1644 et 1645 du Code civil l’exactitude des énonciations concernant l’origine de propriété, les charges éventuelles grevant la Branche du fonds de commerce, les chiffres d’affaires et résultats commerciaux, étant précisé que le Cédant et le Cessionnaire déclarent avoir examiné les livres de comptabilité se référant aux trois derniers exercices.

5.2.1  In accordance with the provisions of article 1644 and 1645 of the French Civil Code (“Code civil”) the Seller guarantees the accuracy of his statements regarding the origin of ownership, the possible securities that burden the Business Unit, the turnovers and commercial results, it being specified that the Seller and Buyer declare having examined the account books referring to the last three fiscal years.

5.2.2  Il tiendra à la disposition du Cessionnaire, pendant trois années à compter du jour de l’entrée en jouissance, tous les livres de comptabilité relatifs à l’exploitation des trois derniers exercices ; tels, au surplus, que ces livres sont relatés dans l’inventaire spécial dressé ce jour et annexé aux présentes (Annexe 7).

5.2.2  It will leave all account books relating to the Business Unit of the last three fiscal years at the Buyer’s disposal during three years as of the date of its entry into possession; such as these books are listed in the special inventory drawn up this day and attached to the present agreement (Appendix 7).

5.2.3 Il remettra au Cessionnaire, lors de la signature des présentes, un document mentionnant ses chiffres d’affaires mensuels pour les trois derniers exercices comptables.	5.2.3 On the date of signature of the present agreement it will deliver to the Buyer a document mentioning the monthly turnovers for the last three fiscal years.

5.2.4  Il supportera tous impôts, contributions, taxes et charges de toute nature concernant la Branche d’activité cédée se rattachant à la période antérieure à la date d’entrée en jouissance du Cessionnaire.

5.2.4 It will pay all taxes, contributions, costs and expenses of any kind relating to the sold Business Unit referring to the time period previous to the Buyer’s date of entry into possession.

5.2.5 Il règlera les frais et honoraires de séquestre du prix et supportera tous	5.2.5 It will pay all costs and fees relating to the impounded price and will pay all costs and fees relating to a possible

frais et honoraires de répartition éventuelle, mainlevées, radiations et consignations ainsi que les frais et honoraires de son avocat.	distribution of the sales price, withdrawals, deregistrations, deposits, as well as the costs and fees of his counsel.

6 PRIX	6 PRICE

6.1 La Cession intervient moyennant le prix de 466.103,16 euros hors tous droits et taxes, s’appliquant:	6.1 The transfer price amounts to 466,103.16 Euros before any fees or taxes, relating to:
• aux éléments incorporels pour la somme de 100.000 euros ; • au stock de marchandises pour la somme de 218.800,64 euros. • comptes clients pour la somme de 147.302,52 euros.	• the intangible assets (clients) for an amount of 100,000 Euros ; • the tangible assets (inventory) for an amount of 218,800.64 Euros; • accounts receivable for an amount of 147,302.52 Euros.

Pour les besoins des droits d’enregistrement, les Parties conviennent que le passif pris en charge est imputé en totalité sur les créances transférées.	For the necessity of the registration of the agreement with the French tax authorities, the Parties agree that the liabilities transferred will be charged to the accounts receivables.

6.2 Paiement du prix	6.2 Payment of the price

Ce prix est payé comptant à la Date de Cession définitive (telle que définie à l’article 9 des présentes) par le Cessionnaire par virement bancaire sur le compte CARPA de la société d’avocats PDGB auprès de la Banque BNP Paribas, Agence centrale 00828, compte n° 00010055049, affaire numéro 1473527 CYNOSURE/HOYA.	The price is paid cash by the Buyer on the Effective date of Transfer (as defined in article 9 of the present agreement) through wire transfer on the CARPA account of the SCP PDGB at the Bank BNP PARIBAS, Agence central 00828, account n° 00010055049, file n° 1473527 CYNOSURE/HOYA.

7 CONSTITUTION DE SEQUESTRE	7 IMPOUNDMENT

Le prix sera transféré par le Cessionnaire entre les mains de la SCP PDGB représentée par Me Xavier Hugon, 174 avenue Victor Hugo, 75116 Paris, immatriculée au RCS Paris D333914992, séquestre choisi d’un commun accord par les Parties, sur le compte CARPA n° 00010055049 de la SCP PDGB, affaire numéro 1473527 CYNOSURE/HOYA.	The Buyer will impound the price in the hands of the SCP PDGB represented by M. Xavier Hugon, 174 avenue Victor Hugo, 75116 Paris, registered at RCS Paris D333914992, receiver appointed by mutual agreement by the Parties, on the CARPA account n° 00010055049 of the SCP PDGB, file n° 1473527 CYNOSURE/HOYA.

Maître Xavier Hugon, ès qualité, intervenant à cet acte, déclare accepter la mission confiée à la SCP PDGB.	Maître Xavier Hugon, ex officio, intervening in the present agreement, declares accepting the mission entrusted to PDGB.

La somme ainsi remise à la CARPA demeurera affectée à titre de gage et de nantissement au profit du Cessionnaire pour lui garantir les mainlevées et radiations de toutes les inscriptions, oppositions et autres empêchements quelconques.	The sum deposited to the CARPA will stay allocated as a security and pledge to the Buyer’s benefit in order to guarantee him the withdrawals and radiations of all registrations, oppositions and any other impediments.

La SCP PDGB ne pourra remettre ladite somme au Cédant hors la présence et sans le concours du Cessionnaire qu’après l’expiration des délais d’opposition y compris ceux visés aux articles 201 et 1684 du Code Général des Impôts dans la limite de six mois à compter de la signature des présentes, et sur la justification qu’il n’est survenu, au cours desdits délais, aucune opposition au paiement du prix et qu’il n’existe aucune inscription grevant la Branche d’activité cédée. Cette justification sera établie par lettre recommandée avec demande d’avis de réception expédiée par l’huissier en l’étude duquel domicile est élu pour la validité des oppositions, au séquestre, certifiant qu’il n’a reçu aucune opposition pouvant faire obstacle au paiement du prix.	The SCP PDGB will pay the said sum to the Seller without the presence of the Buyer only after expiration of the objection periods, including the ones provided for in articles 201 and 1684 of the French Tax Code, within the limit of six months from the signature of the present agreement and with the evidence that during the said period there has been no objection to the payment of the price and that there is no registration relating to the sold Business Unit. The evidence will be established on a registered letter with return receipt request send by the bailiff whose firm address will be designated for the validity of the objections, to the receiver, certifying that it has not received any objection that could be an obstacle to the payment of the price.

S’il survient des oppositions sur le prix ou s’il existe des créanciers sur la Branche d’activité cédée, le séquestre pourra employer les sommes détenues par lui au paiement des sommes dues et de tout frais et accessoires.	In case there was an objection on the price or if there were creditors on the sold Business Unit, the receiver shall take the sums it withholds in order to pay the sums and all other costs due.

Tous pouvoirs lui sont dès maintenant donnés à cet effet.	All power is now given to him to this purpose.

La SCP PDGB pourra également en cas de difficultés déposer à la Caisse de Dépôts et de Consignations les sommes se trouvant entre ses mains en qualité de séquestré, à la charge des inscriptions et oppositions qui auront été relevées par l’accomplissement des formalités légales.	In case of difficulty the SCP PDGB will also be able to deposit the sums it withholds as quality of receiver, to the Caisse de Dépôts et de Consignations taking into account the registrations and objections that will have been revealed during the filing of the legal formalities.

La SCP PDGB est dès à présent autorisée à remettre au Cédant hors la présence et sans le concours du Cessionnaire, soit la totalité des sommes s’il n’existe aucune opposition ou inscription, soit ce qui resterait disponible après paiement des créanciers relevés et des frais.	The SCP PDGB is now authorized to hand to the Seller, without the presence of the Buyer, either the totality of the sums if there is no objection or registration, or what would remain available after the payment of the creditors and costs.

8 ENGAGEMENT	8 COVENANT

A compter de la date des présentes, chacune des Parties coopérera pleinement, de bonne foi et fera ses meilleurs efforts afin d’obtenir le consentement de chaque distributeur pour transférer l’ensemble des contrats listés en Annexe 1 des présentes, dans les 30 jours à compter de la date des présentes. La validité des présentes ne sera en aucun cas affectée par l’obtention ou non des consentements visés ci-dessus.	From and after the date of this agreement, each party to this agreement shall fully cooperate with the other and shall use its best commercial efforts to obtain the consent to transfer each of the distribution agreements listed in Appendix 1 of this agreement from the relevant distributor within 30 days of date of this agreement. The failure to obtain any or all such consents shall not affect the validity of this agreement.

9 DATE DE LA VENTE	9 TRANSFER DATE

La date de signature des présentes correspond à la Date de réalisation définitive de la Cession.	The execution date of this agreement shall be the Effective date of Transfer.

Le Cessionnaire deviendra propriétaire de la Branche de fonds de commerce au jour de la Date de réalisation définitive de la Cession.	The Buyer will become the owner of the Business unit on the Effective date of Transfer.

10 FORMALITES DE LA CESSION	10 TRANSFER FORMALITIES

Le Cessionnaire s’engage à effectuer en temps utile, toutes les formalités consécutives à la Cession, de telle manière que le Cédant ne puisse jamais être inquiété ni recherché, de même qu’à exécuter toutes les obligations mises à sa charge en vertu des présentes, cette clause valant notamment engagement direct du Cessionnaire à l’égard du Cédant.	The Buyer commits itself to proceed in due time with all the formalities subsequent to the Transfer, so that the Seller will never be demanded after, and to proceed with all its obligations in accordance with the present Agreement, this clause being considered as a direct commitment of the Buyer to the Seller.

Conformément aux dispositions des articles L. 141-12 à L. 141-17 du Code de	Pursuant to articles L. 141-12 to L. 141-17 of the French Commercial Code the Buyer shall publish

commerce, la vente sera publiée dans les 15 jours à compter de la date de signature du présent acte, à la diligence du Cessionnaire, dans un journal d’annonces légales du département dans lequel la Branche d’activité est exploitée.	the Transfer within fifteen days of the date hereof, in a legal gazette of the department in which the Business Unit is operated.

En outre, en vertu des dispositions de l’article R. 123-212 du Code de commerce, le Cessionnaire devra requérir, dans les trois jours de l’insertion dans le journal d’annonces légales, du greffier compétent, la publication de l’avis concernant la Cession au BODACC.	Furthermore, in accordance with the provisions of article R. 123-212 of the French Commercial Code, within three days of the publication in a legal gazette, the Buyer shall request from the judicial clerk to publish a notice on the Transfer in the BODACC (French official bulletin of civil and commercial announcements).

Le Cédant, conformément à l’article 201 du Code général des impôts, devra remettre à l’Administration fiscale les renseignements nécessaires pour l’établissement de l’impôt sur les bénéfices industriels et commerciaux, et ce dans un délai de soixante (60) jours à compter de la publication de la Cession dans le journal d’annonces légales.	Pursuant and in accordance with article 201 of the French Tax Code (“Code general des impôts”), the Seller shall provide all required information for determining the business profit tax to the tax authority, within sixty (60) days from the publication of the Transfer in the legal gazette.

11 DECHARGE	11 RELEASE

Les Parties reconnaissent et déclarent :	The Parties acknowledge and declare:

• avoir arrêté et convenu exclusivement entre elles le prix, ainsi que les charges et conditions de la Cession ;	• having fixed and mutually agreed on the price, as well as on the conditions of the Transfer;

• donner décharge pure et simple entière et définitive aux rédacteurs de l’acte, reconnaissant que l’acte a été établi et dressé sur leurs déclarations.	• to fully and definitively release the drafters of the document, recognizing that the document has been established and drafted upon their declarations.

12 FRAIS – DROITS ET HONORAIRES	12 COSTS - FEES

Chacune des Parties supportera les honoraires de ses conseils.	Each Party will pay for their counsels’ fees.

Tous les frais et droits des présentes et de leurs suites sont à la charge du Cessionnaire tel qu’indiqué ci-dessus.	All costs relating to the present agreement shall be paid by the Buyer, as indicated above.

Les frais éventuels de mainlevée, radiation d’inscription, consignation et répartition du prix entre les créanciers et de séquestre s’il y a lieu, ainsi que tous autres frais occasionnés par la mise à jour de sa situation commerciale, sont à la charge du Cédant, qui s’y oblige.	The possible costs relating to the withdrawal, the radiation of registrations, the deposit, the distribution of the sales price among the creditors and the impoundment if any, as well as all other costs caused by the update of its commercial standing, shall be paid by the Seller, who agrees.

13 ENREGISTREMENT	13 REGISTRATION

Le présent acte sera soumis à la formalité de l’enregistrement dans le mois de la signature, aux frais et à la diligence du Cessionnaire.	The present agreement shall be registered with the tax authorities within a month of the signature, at the Buyers costs and diligence.

14 ELECTION DE DOMICILE	14 ADDRESS DESIGNATION

Pour l’exécution des présentes, les Parties élisent respectivement domicile en leur siège social.	The Parties designate their respective registered offices as address for the implementation of the present agreement.

Mais domicile est élu chez Me François, huissier, 267 rue de Paris, 91120 Palaiseau, ci-dessus désigné pour la réception des oppositions éventuelles.	The bailiff’s address, Me François, huissier, 267 rue de Paris, 91120 Palaiseau, is however designated for the reception of possible objections.

Les oppositions reçues par l’huissier seront expédiées à la SCP PDGB représentée par Me Xavier Hugon, séquestre, chargé d’assurer la centralisation des oppositions éventuelles puis de les transférer au Cédant.	The objections received by the bailiff will be sent to the SCP PDGB represented by Me Xavier Hugon, receiver, in charge of centralizing the possible objections and transfer them to the Seller.

15 AFFIRMATION DE SINCERITE	15 SINCERITY STATEMENT

Les Parties affirment sous les peines édictées par l’article 1837 du Code général des impôts que le présent acte exprime l’intégralité du prix convenu.	Pursuant to the penalties provided for in article 1837 of the French Tax Code, the Parties state that the Transfer agreement expresses the entire price the Parties agreed on.

16 ANNEXES	16 APPENDIXES

De convention expresse, les annexes ci-dessous font partie intégrante de la Cession et forment avec celle-ci un ensemble indivisible dans l’esprit des Parties.	It is expressly agreed on the fact that the appendixes hereinafter are an integral part of the transfer agreement.

Annexe 1 : Liste des contrats de distribution

Annexe 2 : Liste des stocks de marchandises / Inventaire

Annexe 3 : Créances clients

Annexe 4 : liste des passifs transférés

Annexe 5 : Etat des Inscriptions

Annexe 6 : Liste des documents revus par le Cessionnaire dans la Data Room

Annexe 7 : L’inventaire spécial des livres de comptabilité

Fait à   Paris

Le   June 27, 2011

En 6 exemplaires

  /s/ TIMOTHY S. GEHLMANN

Pour le Cédant

M. Timothy S. Gehlmann

  /s/ MICHAEL R. DAVIN

Pour le Cessionnaire

M. Michael R. Davin

  /s/ XAVIER HUGON

Pour le séquestre

M. Xavier Hugon

Appendix 1: List of the distribution agreements

Appendix 2: List of goods stocks / Inventory

Appendix 3: Account receivables

Appendix 4: list of the liabilities transferred

Appendix 5: Statement on the registrations

Appendix 6: List of documents reviewed by the Buyer in the data room

Appendix 7: Special inventory of the account books

In   Paris

On   June 27, 2011

In 6 originals

  /s/ TIMOTHY S. GEHLMANN

Seller

M. Timothy S. Gehlmann

  /s/ MICHAEL R. DAVIN

Buyer

M. Michael R. Davin

  /s/ XAVIER HUGON

Receiver

M. Xavier Hugon